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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

                        Date of Report: OCTOBER 14, 1997

                           Educational Insights, Inc.

  CALIFORNIA                         0-23606                     95-2392545
  (State of                        (Commission                (I.R.S.Employer
incorporation)                    File Number)              Identification No.)


16941 KEEGAN AVENUE, CARSON, CALIFORNIA                             90746
(Address of principal executive offices)                         (Zip Code)

                                 (310) 884-2000
               (Registrant's telephone number including area code)

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Item 5.  OTHER EVENTS

     See the following press release, dated October 14, 1997 announcing a future change in the officers of the Company. This change will be effective some time over the next few months:

FOR IMMEDIATE RELEASE

Contact: Heidi Wilson
         Educational Insights, Inc.
         (310) 884-2236

Carson, CA, October 14, 1997--Educational Insights (NASDAQ: EDIN) announced today that the company was postponing the introduction of its Big Talk vocabulary builder machine due to technical difficulties. Educational Insights' President and Chief Executive Officer Jay Cutler stated that the postponement, combined with shortfalls in expected production levels on three other products, will result in lower than originally expected revenue and earnings levels.

He further stated that as a major shareholder and director of the company, he has concluded that the company would benefit from new leadership; particularly in the areas of product development, product line expansion, and the development of new strategic business opportunities. He said that he has, therefore, decided to resign as President and CEO as soon as a suitable replacement can be recruited. He added that the company has employed Heidrick & Struggles to conduct a search for a new CEO.

"I have wanted to pursue other personal interests for some time," said Cutler, "but I have declined to do so because of my strong feeling of responsibility for the company."

Cutler anticipates remaining a major shareholder and a director of the company but had not yet decided whether he would continue to be involved with Educational Insights, Inc. in any other capacity.

Educational Insights, Inc. designs, develops, and markets a variety of supplemental educational materials including electronic learning aids, activity books, science kits, board games, and other materials for use in both schools and homes. The company's 800+ products and related material cover a broad range of price points and are designed to supplement more traditional textbook methods of teaching while making learning fun. The company's product line, led by its most popular product, the GeoSafari Electronic Learning Game, appeals to children and students ranging from pre-kindergarten to adult.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Educational Insights, Inc.
                                              (Registrant)



October 20, 1997                        By: /s/ Stephen E. Billis
                                            -----------------------------------
                                            Stephen E. Billis
                                            Controller and Secretary